Spectrum Control Increases Stock Buyback Program

FAIRVIEW, Pa., April 10 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced a $5.0 million increase to its stock buyback program.

Dick Southworth, the Company's President and Chief Executive Officer, stated, "Earlier this year, we activated our stock buyback program. Under this program, which was previously approved by our Board of Directors, Management was authorized to buyback on the open market up to $2.4 million of the Company's Common Stock. During the first quarter of fiscal 2008, we fully expended this $2.4 million authorization and repurchased approximately 245,000 shares of our Common Stock. To continue this stock buyback program, our Board of Directors has authorized an additional $ 5.0 million to be used for stock repurchases. The amount and timing of the actual transactions will be determined based upon Management's ongoing evaluation of the Company's stock price, liquidity, and other relevant factors. We believe the continuation of our stock buyback program is a positive reflection of our future business outlook and strong financial position."

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by Management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Spectrum Control

Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems. For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com.

SOURCE Spectrum Control, Inc.